Exhibit 1
JOINT FILING AGREEMENT
     Pursuant to Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, each of the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of Vocus, Inc. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Date: February 7, 2006

STERLING VENTURE PARTNERS, LP

By:	Sterling Venture Partners, LLC, its General Partner

By:	*

Michael Bronfein, General Partner

STERLING VENTURE PARTNERS, LLC

By:	*

Michael Bronfein, General Partner

*

Michael Bronfein

*

Eric Becker

*

Daniel Rosenberg

*By:	/s/ Michael Bronfein
Michael Bronfein, in his individual
capacity and as attorney-in-fact